Exhibit 19(a)(5)

Proxy Voting Policy

Global Proxy Voting Policy

November 1, 2021

Nomura Asset Management

This Policy applies to resolutions to be proposed at shareholders’ meetings which are held on or after November 1, 2021.

This Policy applies for investee companies globally.

1.	Policy for Proxy Voting

NOMURA ASSET MANAGEMENT (“NAM” or “we” hereafter) has the fiduciary duty (a duty to manage our business activities in the best interest of our clients) to do our best to enhance returns for our clients as an investment manager. To fulfill our duties as well as our role, we will encourage investee companies to realize appropriate management practices (including initiatives directed at ESG issues) and thereby encourage them to enhance corporate value and achieve sustainable growth by engaging with them and exercising our proxy voting rights in a proper manner based on this Policy we have established. We also encourage investee companies to operate their businesses in the best interests of their shareholders over the long term through our proper proxy voting activity.

(Note) ESG refers to environment, social and corporate governance. We place emphasis on ESG issues, as they need to be considered in the context of corporate social responsibility and sustainability.

2.	Proxy Voting Guidelines

When exercising proxy voting rights, we will vote for resolutions that are deemed to enhance shareholder value, while voting against those that are deemed harmful to shareholder value. We do not exercise our proxy voting rights solely as a means to address specific social or political issues, irrespective of the investment returns of the company.

When making a judgment on the exercise of proxy voting rights, we regard any misconduct, violation of laws and regulations and rules of stock exchanges, or any act that is deemed questionable in view of initiatives directed at ESG issues or social norms, as being harmful to shareholder value.

We closely examine voting resolutions that meet one or more of the conditions listed below. Where we believe that a specific resolution is not in the best interest of shareholders, we will, in principle, decide to vote against the resolution.

(1) The company continuously reports sluggish business performance. Sluggish business performance indicators that are considered when judging the exercise of proxy voting rights, include performance that leads to a significant decline in the investment returns of the company, such as recording a deficit for three consecutive years. Business performance is based on consolidated accounts. However, if consolidated accounts are not reported, business performance is based on non-consolidated accounts. (The same shall apply hereafter.)

(2) The company accumulates a large amount of excess funds that are deemed not to be used effectively and/or are not distributed to shareholders adequately.

(3) The company’s disclosure is considered inadequate and harmful to shareholder value.

(4) The auditor’s opinion on the issuer is qualified.

(5) The composition and/or size of the company’s board of directors, or the composition and/or size of its board of statutory auditors, audit committee or any other committee is deemed to be inadequate and may harm shareholder value.

(6) Extraordinary resolutions that are deemed highly likely to harm shareholder value.

3. Positions on Specific Issues

(1) Election of Directors

The board of directors is expected to consist of a diverse range of persons who are qualified for the position with sufficient skills and experience and the capability to supervise the execution of the business on behalf of shareholders.

If the company is found to have engaged in any activity that is materially harmful to shareholder value, or if the company’s business performance remains sluggish over a long period, or if any similar issue is found with regard to the company, we will in principle vote against the election of directors who are deemed to be responsible for such issues/activities. Also, if the investee company had been encouraged by us to address the inadequacy in its initiatives to realize appropriate management practices pointed out by us through engagement but failed to engage adequately in initiatives and is not expected to make improvements, and if this is deemed to be hindering, or highly likely to hinder in the medium/long run, the enhancement of corporate value and sustainable growth, we will in principle vote against the election of directors who are deemed to be responsible for such inadequacy.

In principle, we vote for the election of outside directors. However, we pay special attention to the directors’ qualifications, such as their independence. We determine the independence of the outside directors from a comprehensive perspective on whether they are representatives of major shareholders, have received a large amount of income other than executive remuneration from the company in question, and are related to other executive members.

The number of directors should be adequate and appropriate considering the nature of the company’s business and its scale.

(2) Election of Auditors

Auditors are expected to be qualified to audit the business on behalf of shareholders, and are also expected to function adequately for that purpose.

Where the company is found to have engaged in any activity that is materially harmful to shareholder value or if any similar issue is found with regard to the company in question, and an auditor is found responsible for any part thereof, or is deemed to have failed to fully perform his/her duties, we will vote against the reelection of the auditor.

It is desirable that outside auditors are independent of management. It is not desirable to have a board of statutory auditors and an audit committee composed of outside auditors, all of whom lack independence. We determine the independence of the outside auditors from a comprehensive perspective on whether they are representatives of major shareholders, have received a large amount of income other than executive remuneration from the company in question, and are related to other executive members.

Where a reduction in the number of auditors is proposed, there should be proper justification for such a reduction.

(3) Election of Accounting Auditors

In principle, we will vote for the election of accounting auditors except where it is found that:

•	The accounting auditor has an interest in the company and lacks independence.

•	Excessive non-audit remuneration has been paid to the accounting auditor by the company.

•	The accounting auditor has expressed inaccurate opinions on the company’s financial conditions.

(4) Executive Remuneration

It is desirable that executive remuneration plans are reasonable and are aligned with the long-term performance of the company.

We vote against remuneration plans, if the company is found to have engaged in any activity that is materially harmful to shareholder value, or the amount of remuneration is inconsistent with or inequitable compared to the company’s overall financial condition, or plans are deemed to substantially harm shareholder value. In particular, we will vote against resolutions on executive bonuses when there is a significant decline in business performance, or when the bonus payment amount is found to be unreasonably large in relation to past achievements and the current financial conditions of the company, or as compared with other competitors.

In particular, we will vote against resolutions on offering company stocks (including stock options) when there is a significant decline in business performance, or when the value of stock remuneration is found to be unreasonably high in view of past achievements and the current financial conditions of the company, or as compared with other competitors. In principle, we vote for stock remuneration plans when the terms and conditions of the plan, such as eligibility and scale, are properly set forth for the purpose of incentivizing executives. However, we vote against such plans when the terms and conditions of the plan, including eligibility and scale, are deemed to be improper.

We will determine whether to vote for or against resolutions on the granting of stock remuneration to the company’s employees or outside parties by applying mutatis mutandis the rules on stock remuneration plans for executives mentioned above. We will require sufficient explanation on stocks offered to outside parties in light of whether it leads to the enhancement of shareholder value.

(5)	Retirement Bonus for Directors and Auditors

We will vote against resolutions on retirement bonuses for retiring executives when the company is found to have engaged in any activity that is materially harmful to shareholder value, or when there is a significant decline in business performance or share price, or when the amount of the retirement bonus payment is found to be unreasonably large considering past achievements and the current financial conditions of the company, or as compared with other competitors.

(6) Allocation of Dividends and Profits

In deciding on distributions to its shareholders, the company should ensure that such distributions are consistent with its long-term investment plan and capital policies. In principle, it is desirable that excess funds are distributed to shareholders. While considering whether the company’s allocation of dividends and profits is consistent with its long-term investment plan and capital policies, we shall vote against allocation policies that are deemed to be significantly inadequate and harmful to shareholder value.

(7) Acquisition of the Company’s Own Stock

While we view the acquisition of the company’s own stock positively as a means to enhance shareholder value, we would oppose such a resolution when it is deemed to be inappropriate for the sake of the company’s capital structure.

(8) Change in Number of Authorized Shares

When said purposes are inappropriate, NAM will in principle vote against a company’s proposed increase in the number of authorized shares.

(9) Issuance of Preferred and Other Classes of Shares

We will in principle vote for resolutions if the purpose is deemed to be clear and appropriate, and the issuance of such shares is deemed not to harm the interests of general shareholders in consideration of appropriate application requirements, the fairness of voting rights, beneficiaries and other relevant matters. Otherwise, we would oppose the resolution in principle.

(10) Corporate Restructuring and Capital Policy (Mergers, Acquisitions, Sale/Transfer of Business, Corporate Separation, Capital Increase, etc.)

We will vote for proposed corporate restructuring and capital policies, if they are deemed appropriate after considering the contents of the respective resolutions, financial conditions (including premiums), effects on shareholder value, basis and rationality of management judgment, fair disclosure, etc., from an overall perspective. Otherwise, we would oppose the resolutions. When general shareholders receive a consideration, whether in the form of shares, money or otherwise, in relation to corporate restructuring or capital policy, we would emphasize the appropriateness of the consideration when forming a judgment on whether to vote for or against the resolutions.

(11) Anti-Takeover Measures

We individually analyze anti-takeover measures. We would oppose such resolutions unless shareholder value is protected.

(12) Amendment of Articles

We will determine whether to vote for or against resolutions on amendments to the articles of incorporation on a case by case basis from the perspective of the long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.

(13) Shareholder Resolution

We will determine whether to vote for or against shareholder resolutions on a case by case basis from the perspective of long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.

(14) Other

NAM will determine whether to vote for or against resolutions on any other issues on a case by case basis from the perspective of the long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.

4. Conflict-of-Interest Management Policy

We conduct business in good faith and consider the fair treatment of our clients, and we appropriately manage conflicts of interest based on our “Conflict-of-Interest Management Policy.”

To manage the risk of a conflict of interest arising, we conduct our business in an appropriate manner by giving first priority to the clients’ interests.

With regard to proxy voting, the Responsible Investment Committee which consists of members who are independent of the investment division, is in charge of policy-makings and final proxy voting decisions. In cases where we exercise proxy voting rights for securities issued by Group Companies and subsidiaries or affiliates of Nomura Holdings Inc., and/or concerning the Group Companies’ interests, after making such facts clear, we refer to opinions from multiple proxy advisors and make decisions at the Responsible Investment Committee to protect the clients’ interests. The Responsible Investment Council validates whether such decisions are adequate and if necessary may make a recommendation to the Responsible Investment Committee. When receiving the recommendation, the Responsible Investment Committee reviews the related proxy voting decision again and makes the final decision.

5. Other

NAM may be unable to vote or may decide to abstain from voting in certain circumstances. The following list, although not exhaustive, highlights some potential instances in which a proxy may not be voted:

(1) Securities Lending

When securities are offered for loan as of the record date of exercising a proxy vote, they need to be collected before exercising the vote. We may not exercise a proxy vote after considering the practical implications of such an exercise and the cost incurred for collecting such securities.

(2) Share Blocking

Some countries and regions require shareholders to deposit their shares with a designated depository during a specific period shortly before a shareholders’ meeting as a condition for exercising a proxy vote. Shares cannot be sold during this blocking period. In such a case, we may not exercise the proxy vote due to practical considerations and the potential for opportunity loss.

(3) Re-registration

In some countries and regions, re-registration of shares is required to exercise a proxy vote. We may choose not to exercise a proxy vote in consideration of the fact that the shares cannot be sold during the re-registration period.

(4) Other

For example, when we are unable to obtain adequate information, e.g., if the period between receipt of the resolutions and the exercise of voting is insufficient. Also, if the cost of voting the proxy outweighs the possible benefit to the client, we may also choose not to exercise the proxy vote.